EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT
                           ---------------------------
                                 SUBSIDIARIES OF
                              WHITEMARK HOMES, INC.



A. Wholly-owned subsidiaries of Whitemark Homes, Inc., a Colorado corporation:

           Whitemark Homes of Florida, Inc., a Florida corporation North Florida Consulting, Inc., a Florida corporation

B.    Wholly-owned subsidiary of Whitemark Homes of Florida, Inc.:

           Home Funding, Inc., a Florida corporation

C. Partnership and Limited Liability Corporation interests held by Whitemark Homes of Florida, Inc.:

           Whitemark at Fox Glen, Ltd., a Florida limited partnership (99% limited partnership interest; the remaining 1% interest is held by general partner Fox Glen Management Corporation, which is wholly-owned by Kenneth L. White)

           Sheeler Hills, Ltd., a Florida limited partnership (99% limited partnership interest; the remaining 1% interest is held by general partner Sheeler Hills Management Corporation, which is wholly-owned by Kenneth L. White)

           Whitemark at Corner Lake, LLC
           Whitemark at Glenbrook, LLC
           Whitemark at Little Creek, LLC